Exhibit 10.1

Autobytel Inc.

18872 MacArthur Boulevard

Irvine, California 92612-1400

January 30, 2009

Monty Houdeshell

Re: Termination of Employment

Dear Monty:

Reference is hereby made to your Employment Agreement dated as of January 30, 2007, as amended by that certain Amendment No. 1 to Employment Agreement dated December 20, 2008, (collectively the “Employment Agreement”) by and between you and Autobytel Inc., a Delaware corporation (“Company”).

As we have discussed, the Company hereby notifies you that the Company has elected to terminate your employment without Cause pursuant to Section 6.2 of the Employment Agreement. Such termination to be effective February 28, 2009.

Upon your execution and delivery to the Company of a separation and release in favor of the Company (a copy of which is attached) without revocation and your resignation as an officer of the Company and as an officer and director of all subsidiaries of the Company, you will be eligible to receive severance benefits from the Company on the terms and as set forth in Section 6.2 of the Employment Agreement, subject to standard deductions and withholdings.

Should you have any questions, please direct them to Glenn Fuller.

Sincerely,

AUTOBYTEL INC.

By:	/s/ Glenn E. Fuller
Glenn E. Fuller
Executive Vice President and Chief Legal and
Administrative Officer and Secretary